Exhibit 99.1

Corporate Contact:
Lowell M. Rush, Chief Financial Officer
Direct Insite Corp.
631-873-2900
investorrelations@directinsite.com

FOR IMMEDIATE RELEASE

Direct Insite Announces Fourth Quarter and Fiscal Year 2014 Results

Company posts fourth quarter profit of $51,000

Fort Lauderdale, FL – March 25, 2015 – Direct Insite Corp. (OTCQB:DIRI), provider of the PAYBOX™ unified working capital management platform, today announced financial results for the fourth quarter and year ended December 31, 2014. Net income for the three months ended December 31, 2014, was $51,000, compared with last year's net loss of $119,000. The year-over-year gain in quarterly net income was primarily due to higher non-recurring revenue and lower expenses in 2014.

Direct Insite President and Chief Executive Officer, Matthew E. Oakes stated "Launching PAYBOX and successfully boarding our first global financial institution on the new platform was a great way to finish last year.  We see a tremendous untapped market for our white-labeled integrated receivables solution as banks look to preserve their lockbox revenues and offer expanded treasury management services to their valued customers."

 Net income for the year ended December 31, 2014 was $106,000, a decrease of $58,000 from net income of $164,000 for the year ended December 31, 2013. The decrease in net income was primarily due to a decrease in recurring revenue, partially offset by increased non-recurring revenue and savings in operating expenses.

Total revenue for the three months ended December 31, 2014 was $2,126,000, an increase of $101,000 or 5.0%, from revenue of $2,025,000 for the three months ended December 31, 2013. Total revenue for the year ended December 31, 2014, was $8,295,000, a decrease of $686,000, or 7.6%, from revenue of $8,981,000 for the year ended December 31, 2013.

Recurring revenue for the three months ended December 31, 2014 was $1,643,000, a decline of $75,000, or 4.4%, from recurring revenue of $1,718,000 for the three months ended December 31, 2013. The year-over-year decline was primarily due to a customer that divided its operations and suspended our service in one of the divisions. Recurring revenue for the year ended December 31, 2014 was $6,515,000, a decrease of $911,000, or 12.3%, from recurring revenue of $7,426,000 for the year ended December 31, 2013. The year-over-year decrease in recurring revenue was primarily due to the previously disclosed loss of an enterprise customer in June of 2013, and the customer that divided its operations as noted above.

Non-recurring revenue for the three months ended December 31, 2014, was $483,000, an increase of $176,000, or 57.3%, from non-recurring revenue of $307,000 for the comparable prior year period. The year-over-year increase in non-recurring revenue was primarily due to the timing of client-requested modifications to our software platform and increased charges for the facilitation of scanning services.  Non-recurring revenue for the year ended December 31, 2014, was $1,780,000, an increase of $225,000, or 14.5%, from non-recurring revenue of $1,555,000 for the year ended December 31, 2013. Year-over-year non-recurring revenue increases were primarily due to increased charges for the facilitation of scanning services.

Working capital at December 31, 2014, was $1,983,000, an increase of $16,000, or 1.0%, from working capital of $1,967,000 at December 31, 2013.  Cash provided by operating activities at December 31, 2014 was $182,000, a decrease of $883,000, or 82.9%, compared to cash provided by operating activities of $1,065,000 for the same period in 2013.

The financial information stated above and in the tables below has been abstracted from Direct Insite Corp.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission on March 25, 2015, and should be read in conjunction with the information provided therein.

Summarized Financial Information – Statements of Income

	For the Three Months Ended		For the Year Ended
	Dec. 31, 2014	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2013
Revenue	$2,126,000	$2,025,000	$8,295,000	$8,981,000
Operating Income (Loss)	$62,000	$(107,000)	$124,000	$150,000
Other Expense (Income), Net	$3,000	$8,000	$10,000	$(18,000)
Income (Loss) Before Income Taxes	$59,000	$(115,000)	$114,000	$168,000
Provision for (Benefit from) Income Taxes	$8,000	$4,000	$8,000	$4,000
Net Income (Loss)	$51,000	$(119,000)	$106,000	$164,000
Basic and diluted Income (Loss) per Share	$0.00	$(0.01)	$0.01	$0.01
Basic shares outstanding	12,674,550	12,599,000	12,649,000	12,519,000
Diluted shares outstanding	12,674,550	12,748,000	12,670,000	12,635,000

Summarized Financial Information – Balance Sheet

Balance Sheet	Dec. 31, 2014	Dec. 31, 2013
Total Cash	$871,000	$1,371,000
Total Current Assets	$3,895,000	$3,579,000
Total Assets	$6,120,000	$5,562,000
Total Current Liabilities	$1,912,000	$1,612,000
Total Liabilities	$1,921,000	$1,648,000
Total Stockholders' Equity	$4,199,000	$3,914,000

About Direct Insite

Direct Insite™ provides a powerful platform for unified working capital management that facilitates over $160 billion worth of transactions annually between more than 375,000 companies worldwide.  Direct Insite's clients include IBM, Hewlett-Packard, Siemens, BE Aerospace, Saint Gobain, Carlson, and one of the world's largest financial institutions.  The flagship component of Direct Insite's unified working capital management platform is PAYBOX™, an innovative receivables automation solution that combines electronic invoicing, online approvals and adjustments, electronic payments, and integration with any legacy accounting, ERP or lockbox system.  PAYBOX™ is primarily sold through banks to corporate users of their treasury management and lockbox services.  Banks and corporations use PAYBOX™ to reduce Days Sales Outstanding, lower costs, and improve straight-through AR posting.  To learn more, visit www.directinsite.com.

The Company will hold an earnings webcast for the three months and year ended December 31, 2014 on Monday, March 30, 2015 at 2:00 PM (Eastern).  This call is being webcast by Issuer Direct and can be accessed at www.InvestorCalendar.com.  Participant toll-free dial-in is (877) 407-9205.

FORWARD-LOOKING STATEMENTS.  Statements in this press release regarding our future operations are forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management.  These statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.  Actual results could differ materially from those contemplated by the forward-looking statements as a result of various factors, including but not limited to, our ability to retain existing customers, the effectiveness of our marketing efforts in attracting new customers, the success of our research and development efforts in continuing to create competitively attractive e-invoicing solutions, other competitive factors, general business and economic conditions, and pricing pressures.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.